MADSEN & ASSOCIATES, CPA’S INC. Certified Public Accountants & Business Consultants	684 East Vine St., Suite 3 Murray, Utah, 84107 Telephone: 801-268-2632 Facsimile: 801-262-3978

January 31, 2006

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC
USA, 20549

We have been furnished with a copy of the response to Item 4.01 of the Form 8K for the event that occurred on January 31, 2006 to be filed by our former client, Rubincon Ventures Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

Yours truly

MADSEN & ASSOCIATES, CPA’S INC.

/s/ MADSEN & ASSOCIATES, CPA’S INC.